Exhibit 99.1
Expedia, Inc. Appoints Pierre Samec to Chief Technology Officer
Samec and Chief Information Officer Bill Holtz to report to CEO; Realignment of Global Technology Group Supports Company’s International Growth and Technology Innovation
BELLEVUE, Wash. – Aug. 7, 2007 – Expedia, Inc. (NASDAQ: EXPE) today announced the appointment of Pierre Samec to Chief Technology Officer. In his new role, Samec will lead Expedia’s global technology initiatives in support of the company’s growth and continued innovation across product development and technology infrastructure. Samec succeeds Paul Onnen, who is leaving Expedia to pursue other opportunities. Onnen will remain in his current role as Executive Vice President, Technology through Sept. 15, 2007.
“As we build the world’s largest and most intelligent travel marketplace, we will continue to invest in both the people and resources that fuel our growth and innovation across site design and development, technology infrastructure, global supply systems and operations.” said Dara Khosrowshahi, CEO, Expedia, Inc. “Paul Onnen has taken us a giant step forward in developing and executing our long term technology roadmap, and Pierre Samec and Bill Holtz are the right team to take us to the next level.”
Samec has been promoted to CTO from his role as Senior Vice President of Worldwide Product Development. Samec has played a key role in recent strategic and infrastructural development efforts including the completion of Expedia’s E3 technology platform and its deployment throughout the enterprise. Samec brings a wealth of experience in building scalable, robust e-commerce platforms and enterprise software, with more than 16 years in software engineering at large companies, such as Charles Schwab and Co. Inc. and Business Objects. He holds a Ph.D. in geophysics from Stanford University.
Bill Holtz remains in his role as Chief Information Officer and will share responsibility with Samec over Expedia’s technology initiatives. Holtz has more than 20 years experience in global IT operations, including positions at Unisys, Cigna and Nortel, the latter at which he led and re-engineered the company’s $1 billion global IT operation. Both Samec and Holtz will report to Khosrowshahi.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Australia, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).

Expedia, Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com, L.P., a subsidiary of hotels.com in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor, LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
© 2007 Expedia, Inc. All rights reserved. CST: 2029030-40
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For more information, press only:
Katie Deines
425-679-4317
press@expedia.com